Exhibit 10.1

INSIGNIA SYSTEMS, INC.

2014 EXECUTIVE OFFICER INCENTIVE BONUS PLAN

1.                                      Purpose.  The purpose of the Executive Officer Incentive Bonus Plan (hereinafter the “Incentive Bonus Plan” or the “Plan) is to assist Insignia Systems, Inc. (the “Company”) in retaining and motivating certain officers of the Company for its benefit and that of its shareholders.

2.                                      Eligibility.  The employees eligible to participate in the Incentive Bonus Plan are the individuals employed in the following positions:

•                  President and Chief Executive Officer

•                  Chief Financial Officer

•                  Such other executives as added from time to time by action of the Compensation Committee

An eligible employee must be employed on December 31, 2014 to earn a bonus, except as provided under section 11 below.

3.                                      Duration of Plan.  This Incentive Bonus Plan shall be effective for the Company’s fiscal year beginning January 1, 2014 and ending December 31, 2014 (the “Plan Year”).

4.                                      Bonus Amounts.  Each eligible employee may earn a bonus in 2014, equal to a specified percentage of his or her base salary in effect on December 31, 2014, based upon the amount of the Company’s total revenue and corporate operating income in fiscal year 2014. The calculation of corporate operating income shall be exclusive of any specific or non-recurring items, such as bonus expense, as approved by the Compensation Committee.

The attached Schedule A sets forth different bonus levels, and the minimum amounts of total revenue and corporate operating income required to earn the bonus payable at each level. If the amount of total revenue and/or corporate operating income earned by the Company in 2014 increases above the minimum amounts required for any level, but does not reach the minimum amounts required for the next level, the bonus percentages payable within such level shall increase proportionately.

5.                                      Calculation and Approval of Bonuses.  Bonus amounts shall be calculated by the Company’s CFO based on the accounting methods and procedures used in preparing the Company’s audited financial statements for 2014, subject to Section 4 of this Plan.

All bonus calculations shall be reviewed and approved by the Compensation Committee prior to payment.  The Compensation Committee retains discretion to increase, decrease or otherwise modify any bonus payable to any eligible employee.

6.                                      Payment of Bonuses.  Earned bonus payments, regardless as to form, shall be paid as soon as administratively feasible after December 31, 2014 but in no event later than March 15, 2015.  All payments shall be reduced by applicable required withholdings.

7.                                      Non-Assignability. An eligible employee may not assign or transfer his or her right to payment under this Plan, except to his or her heirs in the event of his or her death after December 31, 2014 and prior to payment, and his or right to payment may not be attached by his or her creditors.

8.                                      No Continued Employment. Nothing contained in this Incentive Bonus Plan shall be construed as guaranteeing continued employment to any eligible employee.

9.                                      Administration; Prior Plans. This Incentive Bonus Plan shall be administered by the Compensation Committee, which shall have the authority to construe and interpret and to determine amounts payable under the Plan in its discretion.  This Incentive Bonus Plan supersedes all prior bonus plans or any written or verbal representations regarding the subject matter of this Plan and is the entire understanding between the Company and the Participant regarding the subject matter of this Plan. Participation in this Plan during the Plan Year will not convey any entitlement to participate in this or future plans or to the same or similar bonus payments.

10.                               Amendment or Termination; Section 409A Compliance.  The Compensation Committee may at any time amend, suspend, or terminate this Plan, including amendment of the target percentages for each Participant and amendment only so as to ensure that no amount paid or to be paid hereunder shall be subject to the provisions of Section 409(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”).  For the avoidance of doubt, it is intended that the Incentive Bonus Plan satisfy the exemption from the application of Section 409A of the Code and the Treasury Regulations and other guidance issued thereunder and any state law of similar effect provided under Section 1.409A-1(b)(4) of the Treasury Regulations, and the Incentive Bonus Plan shall be administered and interpreted to the greatest extent possible in compliance therewith.

11.                               Change of Control. Should a change of control occur, as defined in any change of control or similar agreement between the Company and the executive, and there is a subsequent termination of employment triggering the Company’s obligations under that change of control agreement, the eligible employee will be entitled to receive a pro-rata portion of the amount of bonus that would be paid based on the year-to-date financial performance, combined with the prospects for the balance of the fiscal year, as determined by the Compensation Committee.

12.                               Miscellaneous. This Plan and all awards shall be construed in accordance with and governed by the laws of the State of Minnesota, without regard to its conflict of law provisions. Payments under this Incentive Bonus Plan shall be unsecured, unfunded obligations of the Company. To the extent a participant has any rights under this Incentive Bonus Plan, the participant’s rights shall be those of a general unsecured creditor of the Company.

SCHEDULE A

CEO —

Potential Fiscal Year 2014 Incentive Bonus

Achievement of Financial Targets

	Total Revenue-Based Bonus
Bonus Level	Minimum Total Revenue	Bonus as Percentage of Salary*
Minimum	90% of Target	8%
Plan	100% of Target	15%
Exceed Plan	120% of Target	20%
Significantly Exceed Plan	130% of Target	30%

	Corporate Operating Income-Based Bonus
Bonus Level	Minimum Corporate Operating Income	Bonus as Percentage of Salary*
Minimum	90% of Target	8%
Plan	100% of Target	25%
Exceed Plan	120% of Target	40%
Significantly Exceed Plan	130% of Target	50%

Achievement of Additional Identified Performance Goals

The CEO will have the opportunity to earn an individual performance goal bonus of up to 8%, 10%, 15% or 20% of annual base salary, depending on the performance level attained by the Company, for the achievement of individual performance goals, if approved by the Compensation Committee in its discretion.  If the minimum revenue and/or operating income level is not achieved, a discretionary bonus for individual performance goals may be paid but will not exceed 8% of annual base salary for the CEO.

* Percentages shown represent the percentage of base salary potentially payable to the CEO for the total revenue and corporate operating income bonuses.  If earned, 50% of the bonus payment shall be made in cash.  The other 50% of the bonus payment shall be made in an equivalent amount of Company Common Stock.  The number of shares awarded shall be calculated based on the Fair Market Value per share of the Company’s Common Stock, as defined in the 2013 Omnibus Stock and Incentive Plan (the “2013 Stock Plan”), on the date the calculation of the bonus amount and payment is approved by the Compensation Committee.  Share awards, if any, shall be made pursuant to and to the extent allowed by the 2013 Stock Plan.  In the event that the Company is unable to make a share award pursuant to this Executive Bonus Plan, for whatever reason, the CEO will receive any unpaid portion in cash.

CFO and Other Participating Executives —

Potential Fiscal Year 2014 Incentive Bonus

Achievement of Financial Targets

	Total Revenue-Based Bonus
Bonus Level	Minimum Total Revenue	Bonus as Percentage of Salary*
Minimum	90% of Target	5%
Plan	100% of Target	8%
Exceed Plan	120% of Target	10%
Significantly Exceed Plan	130% of Target	10%

	Corporate Operating Income-Based Bonus
Bonus Level	Minimum Corporate Operating Income	Bonus as Percentage of Salary*
Minimum	90% of Target	5%
Plan	100% of Target	12%
Exceed Plan	120% of Target	20%
Significantly Exceed Plan	130% of Target	30%

Achievement of Additional Identified Performance Goals

The CFO (or other participating executive, if any) will have the opportunity to earn an individual performance goal bonus of up to 5%, 10%, 15% or 20% of annual base salary, depending on the performance level attained by the Company, for the achievement of individual performance goals, if approved by the Compensation Committee in its discretion.  If the minimum revenue and/or operating income level is not achieved, a discretionary bonus for individual performance goals may be paid but will not exceed 5% of annual base salary for the CFO (and other participating executives, if any).

* Percentages shown represent the bonus percentages payable to the CFO (and other participating executives, if any) for the total revenue and corporate operating income bonuses potentially.  If earned, all payments shall be made in the form of cash only.